                          SCHRODER GLOBAL SERIES TRUST
                         DISTRIBUTION PLAN AND AGREEMENT

                                 ADVISOR SHARES

     This Distribution Plan and Agreement (the "Plan") constitutes the
Distribution Plan of Schroder North American Equity Fund (the "Fund"), a series of shares of beneficial interest of Schroder Global Series Trust (the "Trust"), adopted in respect of the Fund's Advisor Shares pursuant to the provisions of
Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the Distributor's Contract between the Trust and Schroder Fund Advisors Inc.
("Schroder Fund Advisors"), the principal underwriter of the Trust's shares.
During the effective term of this Plan, a Fund may make payments to Schroder
Fund Advisors upon the terms and conditions hereinafter set forth:

     SECTION 1. The Fund may make payments to Schroder Fund Advisors, in the form of fees or reimbursements, to compensate Schroder Fund Advisors for services provided and expenses incurred by it for purposes of promoting the sale of Advisor Shares of the Fund, reducing redemptions of Advisor Shares, or maintaining or improving services provided to holders of Advisor Shares without limitation investment dealers. The amount of such payments and the purposes for which they are made shall be determined by the Qualified Trustees (as defined below). Payments under this Plan in any fiscal year shall not exceed the annual rate of 0.40% of the average net asset value of the Fund attributable to its
Advisor Shares, as determined at the close of each business day during the fiscal year. A majority of the Qualified Trustees (as defined below) may, at any time and from time to time, reduce the amount of such payments, or may suspend the operation of the Plan for such period or periods of time as they may determine.

     SECTION 2. This Plan shall not take effect with respect to a Fund until it has been approved by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (i) the Trustees of the Trust, and (ii) the
Qualified Trustees of the Trust, cast in person (as and to the extent required by applicable law) at a meeting called for the purpose of voting on this Plan.

     SECTION 3. This Plan shall continue in effect with respect to the Fund for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 2.

     SECTION 4. Schroder Fund Advisors, or any other person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement, shall provide to the Trustees of the Trust, and the
Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 5. This Plan may be terminated at any time with respect to the Fund by vote of a majority of the Qualified Trustees, or by vote of a majority of the
Fund's outstanding voting securities.

     SECTION 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

     (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of outstanding voting securities of the Fund in question, on not more than 60 days' written notice to any other party to the agreement; and

     (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 7. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof with respect to the Fund without the approval of a majority of the outstanding voting securities of the Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2.

     SECTION 8. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment", "interested person", and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and
Exchange Commission; provided, however, that any references to the Fund's voting securities shall be deemed to include only references to the Fund's Advisor
Shares, except to the extent otherwise required by law.

     SECTION 9. A copy of the Amended and Restated Agreement and Declaration of
Trust of the Trust is on file with the Secretary of State of The Commonwealth of
Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers, or shareholders individually but are binding only upon the assets and property of the Fund.

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